Exhibit 10.12

EXECUTIVE SAVINGS PLAN
OF
TYSON FOODS, INC.
(Amended and Restated as of January 1, 2025)

Exhibit 10.12

Exhibit 10.12
EXECUTIVE SAVINGS PLAN
OF
TYSON FOODS, INC.

This Plan, adopted effective April 1, 1991 by Tyson Foods, Inc., as last amended and restated herein as of January 1, 2013, is an unfunded, non-qualified deferred compensation plan designed to provide solely for a select group of management and highly compensated employees of Tyson Foods, Inc. and its affiliates an opportunity to provide for retirement income. All amounts credited on the books of each Employer for the accounts of Members under this Plan at all times shall remain as unfunded, general obligations of the Employer to its participating employees, it being the intention that such obligations to Members under the Plan be paid, when due, solely out of the general assets of the Employer available at such time.
The Plan, as amended and restated herein, contemplates the adoption of the Plan by IBP, inc. (now known as Tyson Fresh Meats, Inc.) and its affiliates that maintain the Retirement Income Plan of IBP, inc., which was frozen effective as of December 31, 2002.
Tyson Foods, Inc. now desires to amend and restate the Plan, effective as of January 1, 2025, except as otherwise provided herein, to consolidate existing amendments and modify prospectively the deferral and matching provisions of the Plan.
The Plan shall be administered in the manner set forth in the following Plan, to-wit:

Exhibit 10.12
ARTICLE I
Definitions

The following definitions shall be used in this Plan unless the context of the Plan clearly indicates another meaning:
1.1Account. “Account” means the bookkeeping accounts established and maintained by the Employer, as adjusted for credits or charges, to reflect the interest of a Member under the Plan and shall include the following:
(a)    Elective Deferral Account. Each “Elective Deferral Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.1 from and after 2005, as adjusted to reflect designated rates of return and other credits or charges.
(b)    Employer Match Account. Each “Employer Match Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.2 from and after, as adjusted to reflect designated rates of return and other credits or charges.
(c)    Non-elective Contribution Account. Each “Non-elective Contribution Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.3 from and after 2005, as adjusted to reflect designated rates of return and other credits or charges. If a Designated Member is credited with Non-elective Contributions made pursuant to Section 3.3(b), his or her Non-elective Contribution Account shall consist of two subaccounts:
(i)a subaccount reflecting any Non-elective Contributions made pursuant to Section 3.3(a), adjusted to reflect designated rates of return, other credits and charges on such contributions; and
(ii)a subaccount reflecting Non-elective Contributions made pursuant to Section 3.3(b), adjusted to reflect designated rates of return, other credits and charges on such contributions.
(d)    Pre-2005 Elective Deferral Account. Each “Pre-2005 Elective Deferral Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.1 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges.
(e)    Pre-2005 Employer Match Account. Each “Pre-2005 Employer Match Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.2 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges.

Exhibit 10.12
(f)    Pre-2005 Non-elective Contribution Account. Each “Pre-2005 Non-elective Contribution Account” reflects credits to a Member’s Account made on his or her behalf pursuant to Section 3.3 prior to 2005, as adjusted to reflect designated rates of return and other credits or charges, including “rollover accounts” formerly maintained under the Hudson Foods, Inc. Executive Salary Deferral Plan and “Floor Accounts.”
The Elective Deferral Accounts, Employer Match Accounts and Non-elective Contribution Accounts are collectively referred to herein as the “Post-2004 Accounts” and the Pre-2005 Elective Deferral Accounts, Pre-2005 Employer Match Accounts and Pre-2005 Non-elective Contribution Accounts are collectively referred to herein as the “Pre-2005 Accounts.”
1.2Annual Bonus. “Annual Bonus” means an amount paid to a Member as bonus or performance incentive compensation as a component of his or her Compensation, but which is specifically classified as an annual bonus or performance incentive payment by the Employer relating to services performed during one or more performance periods of at least twelve (12) months’ duration.
1.2A    Appeals Committee.    “Appeals Committee” means an individual or group of individuals appointed to review appeals of claims for benefits made pursuant to Plan Section 12.2.
1.3Beneficiary. “Beneficiary” means such person or persons or legal entity as may be designated by a Member to receive benefits hereunder after his or her death, or, if none is so designated, the person or entity hereinafter provided in Section 2.5.
1.4Bonus. “Bonus” means Annual Bonuses and other regularly scheduled payments as may be classified by the Employer as bonuses or performance incentive payments from time to time.
1.5Code. “Code” means the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision of the Code shall include such provision and any applicable regulation pertaining thereto.
1.6Committee. “Committee” means a committee consisting of not less than three members who may be officers and/or directors of Tyson Foods, Inc. appointed by the Board of Directors of Tyson Foods, Inc. to carry out the purposes of the Plan. The Board of Directors may assign its duties under this plan to multiple committees, each of which shall be referred to as a Committee for purposes of this Plan.

Exhibit 10.12
1.7Compensation. “Compensation” means wages, including Bonuses, within the meaning of Code Section 3401(a) (for purposes of income tax withholding at the source) and all other payments of compensation to an Employee by an Employer (in the course of the entity’s trade or business) during a Plan Year for which the Employer is required to furnish the Employee a written statement as required to be reported under Code Sections 6041(d), 6051(a)(3) and 6052 (but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed). Compensation shall include Elective Deferrals and any amount which would have been paid during a Plan Year, but was contributed by an Employer on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Section 125, 132(f)(4), 402(g)(3) or 457 of the Code. Compensation shall not include the following:
(a)    reimbursements or other expense allowances, cash and noncash fringe benefits, moving expense allowances, any distributions from a plan of deferred compensation or Employer contributions or credits to a plan of deferred compensation which are not includable in the Employee’s gross income for a taxable year in which contributed or credited (other than Elective Deferrals), welfare benefits, and amounts realized from the exercise of non-qualified stock options or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;
(b)    other amounts which received special tax benefits; and
(c)    special non-recurring forms of remuneration.
1.7A    Designated Member. “Designated Member” means an Employee who automatically qualifies as a Member for purposes of receiving Non-elective Contributions pursuant to Section 3.3(b). Designated Members are: (a) the Chief Executive Officer of Tyson Foods, Inc.; (b) any other Employee who is approved by the Chief People Officer of Tyson Foods, Inc. (the “CPO”), in writing, as eligible for such Non-elective Contributions; and (c) an individual who is not described in Clause (a) or Clause (b) of this Section 1.7A, but was an ”Active Participant” in the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (the “SERP”) on December 31, 2018, as such term is defined in the SERP. A Designated Member is a Member only for purposes of being credited with Non-elective Contributions under Section 3.3(b), unless the Designated Member is an Eligible Employee who has also been approved by the Committee for active participation for purposes of Section 3.1, 3.2, and 3.3(a) pursuant to Section 2.1.
1.8Elective Deferrals. “Elective Deferrals” means reductions pursuant to a Member’s Salary Reduction Agreement, in the whole percentages (permitted below in Section 3.1) of the Member’s Compensation, which amounts are credited by the Employer to the Member’s Elective Deferral Account under the Plan, as provided below.

Exhibit 10.12
1.9Eligible Employee. “Eligible Employee” shall mean an Employee who the Employer reasonably projects, based on his or her regular rate of pay, will have Compensation for the determination year that equals or exceeds $155,000 (as adjusted under Section 414(q)(1) of the Code) or who is otherwise determined to be a “Highly Compensated Employee,” within the meaning of Section 414(q) of the Code.
1.10Employee. “Employee” means any person who is designated on the records of the Employer as being employed by the Employer for purposes of the Federal Insurance Contributions Act.
1.11Employer. “Employer” means Tyson Foods, Inc., or any corporation into which it may be merged or consolidated, or any affiliate that may adopt the Plan, unless excluded from participation by the Board of Directors of Tyson Foods, Inc.
1.12Employer Match. “Employer Match” shall mean the credit, if any, made to the Member’s Employer Match Account by the Employer pursuant to Section 3.2 below.
1.13Enrollment Period. “Enrollment Period” means, with respect to deferrals of Compensation generally, each election period designated by the Committee with respect to a Plan Year during which new Members may establish, and current Members may amend, their rates of Elective Deferrals under their Salary Reduction Agreements and/or the time and form of payment of Compensation to be deferred with respect to such Plan Year, which election period shall end prior to the first day of each Plan Year; provided, however, to the extent the Committee may permit:
(a)    with respect to a deferral of Annual Bonus, a separate election to make or amend an Elective Deferral rate may be made during the election period established by the Committee which ends prior to the earlier of the first day of each Plan Year or the first day of the applicable performance period; provided, however, if the Annual Bonus qualifies as performance-based compensation within the meaning of Treasury Regulations Section 1.409A-1(e) and satisfies the criteria under Treasury Regulations Section 1.409A-2(a)(8), the election period may end as late as six (6) months prior to the end of the performance period; and
(b)    in the case of a Member who is first eligible to defer Compensation as of any date other than January 1, the 30-day period beginning as of the date the Eligible Employee becomes eligible to be a Member.
1.14Member. “Member” means (a) any Eligible Employee who has been designated for participation as provided in Article II below and (b) any Designated Member; provided, however, that any Employee who ceases to be an Eligible Employee shall remain an inactive Member until his or her benefits are paid pursuant to Article VII or VIII below.
1.15Non-elective Contributions. “Non-elective Contributions” means an amount credited to a Member’s Non-elective Contribution Account by the Employer pursuant to Section 3.3(a) and/or Section 3.3(b).

Exhibit 10.12
1.16Plan. “Plan” means the savings and profit sharing plan set forth in this document and all subsequent amendments thereto which in the aggregate are intended by the Employer to constitute a non-qualified savings and profit sharing retirement plan. The name of the Plan shall be the “Executive Savings Plan of Tyson Foods, Inc.”
1.17Plan Year. “Plan Year” means, prior to April 1, 1996, each twelve-month period commencing April 1, the period from April 1, 1996 to December 31, 1996 and, thereafter, the calendar year.
1.18Salary Reduction Agreement. “Salary Reduction Agreement” means an agreement entered into between the Member and the Employer during the Enrollment Period by which the Member agrees to accept a reduction in his or her Compensation from the Employer equal to any whole percentage, per payroll period, not to exceed the percentages permitted under Section 3.1(a) below. A Salary Reduction Agreement shall be irrevocable by the Member except as otherwise provided herein and shall apply to each payroll period during such time in which the Member receives Compensation from the Employer while the Salary Reduction Agreement is in effect.
1.19Separation from Service. “Separation from Service” means the termination of the service relationship between a Member and the Employer (and its affiliates) if the termination constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the service relationship between a Member and the Employer is considered to remain intact while the Member is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Member will return to perform services for the Employer and the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to return to service with the Employer under applicable law or contract. Whether the Member has terminated the Member’s service relationship with the Employer will be determined by the Employer based on whether it is reasonably anticipated by the Employer and the Member that the Member will permanently cease providing services to the Employer (and its affiliates) or that the services to be performed by the Member will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Member over the immediately preceding 36-month period or such shorter period during which the Member was performing services for the Employer (and its affiliates). If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

Exhibit 10.12
1.20Unforeseeable Emergency. “Unforeseeable Emergency” means a severe hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, or a dependent (as defined in Code Section 152 without regard to Subsections 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Member, loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member; provided further that such hardship can not be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of assets (to the extent liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.
1.21Valuation Date. “Valuation Date” under the Plan shall mean the last business day of each calendar month, unless otherwise designated by the Committee, and any other day as may be designated by the Committee from time to time.
ARTICLE II
Eligibility for Participation
2.1    Requirements for Participation.
(a)     Eligible Employees. Any Eligible Employee who has been approved for Plan membership by the Committee pursuant to Article II may participate in the Plan as a Member commencing as of the Enrollment Period coinciding with or next following the date on which his or her Plan membership is approved by the Committee and processed administratively.
(b)    Designated Members.    For purposes of being credited with Non-elective Contributions under Section 3.3(b), a Designated Member under Section 1.7A(a) shall become a Member as of the later of January 1, 2019 or the date he or she is first appointed as CEO, and a Designated Member under Section 1.7A(b) shall become a Member as of the later of January 1, 2019 or the date he or she is first approved by the CPO as eligible for such Non-elective Contributions. A Designated Member who qualifies as such only under Section 1.7A(c) shall become a Member as of the most recent Enrollment Period ending prior to January 1, 2019.

Exhibit 10.12
2.2    Cessation of Active Participation.
(a)    Members Other Than Designated Members. A Member, other than a Designated Member for purposes of Section 3.3(b), shall cease to be eligible for active participation in the Plan as of any date communicated to the Member by the Committee. Such a Member will no longer be eligible to make further Elective Deferrals under the Plan pursuant to Section 3.1 or be credited with Matching Contributions or Non-elective Contributions but shall continue to be subject to all other terms of the Plan so long as his or her Account has not been fully distributed. Any deferral election then in effect as of the date the Member ceases to be eligible for active participation will be cancelled by action of the Committee as soon as administratively practical, subject to any restrictions on the implementation of the cancellation under Code Section 409A.
(b)    For purposes of being credited with Non-elective Contributions under Section 3.3(b), a Designated Member described in Section 1.7A(a) shall cease to be eligible for such contributions when such Member is no longer the CEO, and a Designated Member described in Section 1.7A(b) shall cease to be eligible for such contributions when the Member is no longer an Eligible Employee or is no longer approved by the CPO as eligible for Non-elective Contributions under Section 3.3(b), whichever occurs first; provided, however, that such a Designated Member may continue to participate in the Plan for purposes of Sections 3.1, 3.2, and 3.3(a) if continued participation has been or is approved by the Committee. An Eligible Member described in Section 1.7A(c) shall cease to be eligible for such contributions when such Member ceases to be an Employee; provided, however, that such a Designated Member may continue to participate in the Plan for purposes of Sections 3.1, 3.2, and 3.3(a) if continued participation has been or is approved by the Committee and the Designated Member is an Eligible Employee. A Member who ceases to be eligible for active participation for purposes of Section 3.3(b) shall continue to be subject to all other terms of the Plan so long as his or her Account has not been fully distributed.
2.3    Suspension. Subject to the provisions of Code Section 409A, in the event a Member participates in a plan of an Employer or affiliate intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k), the Member shall be suspended from continued participation under this Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Member under such other plan.

Exhibit 10.12
2.4    Participation Following Non-Eligibility. Each Member whose service is terminated and who subsequently is re-employed by the Employer or who otherwise becomes ineligible for active participation in the Plan may be treated under the Plan upon a return to membership as a new Member pursuant to Section 1.13(b), but only if the Member has not been eligible to participate in the Plan (other than with respect to the receipt of earnings credits under Article III) for a period of at least twenty-four (24) months; provided, however, that a Designated Member described in Section 1.7A(c) may participate for purposes of Section 3.3(b) only if the former Designated Member qualifies as a Designated Member pursuant to Section 1.7A(a) or Section 1.7A(b).
2.5    Designation of Beneficiary. Each Eligible Employee on becoming a Member shall:
(a)    agree to be bound by the terms and conditions of this Plan; and
(b)    designate in writing one or more Beneficiaries to receive his or her benefits in the event of his or her death. If no such designation be made, or if such Beneficiary be deceased without a successor Beneficiary being designated in writing, then the death benefits shall be paid in a lump sum to the surviving spouse of said Member, if any, otherwise to the Member’s estate. Should a Beneficiary of a deceased Member die after he or she has started receiving payment under the Plan and if there is no living successor Beneficiary named by the deceased Member, then the remaining benefits shall be paid in accordance with the designation of the Beneficiary. If no such designation is in effect, then the remaining death benefits shall be paid in a lump sum to the surviving spouse of said Beneficiary, if any, otherwise to the estate of the Beneficiary receiving payment at the time of his or her death. Each Member shall be entitled to change his or her designated Beneficiaries from time to time by filing with the Committee a new designation of Beneficiary form, and each change so made shall revoke all prior designations by the Member.
ARTICLE III
Credits to Accounts

3.1    Members' Elective Deferrals.
(a)    Amount of Elective Deferrals. During any applicable Enrollment Period, each Member may elect, pursuant to a Salary Reduction Agreement, to direct the Employer to reduce his or her Compensation, and in lieu thereof, credit to the Elective Deferral Account of such Member an amount equal to such reduction, with such reduction amounts to be in integral percentages, determined as follows:
    (i)    From one percent (1%) to sixty percent (60%) of his or her Compensation (net of applicable withholdings), excluding Annual Bonuses, if any; and

Exhibit 10.12
    (ii)    One percent (1%) to one hundred percent (100%) of the amount of any Annual Bonus included in his or her Compensation (net of applicable withholdings).
Members may elect to have Elective Deferrals applied either to Compensation excluding Annual Bonuses, to Annual Bonuses, or both, subject to such rules as may be promulgated from time to time by the Committee. The Committee may provide in any form of Salary Reduction Agreement that a Member’s deferral election will carry over from Plan Year to Plan Year and, in that case, a Member will complete a new election only for a Plan Year for which he or she wishes to change his or her deferral election.
(b)    Initial Authorization for Elective Deferrals. All Salary Reduction Agreements shall be in writing or in such other form permitted by the Committee and shall be submitted to the Employer or its designee during the applicable Enrollment Period in accordance with the normal administrative procedures established by the Committee.
(c)    Crediting Elective Deferrals. Elective Deferrals under the Plan shall be credited by the Employer to the Member’s Elective Deferral Account no later than as of the end of the month in which the deferral amounts were deducted from the Member’s Compensation.
3.2    Employer Match.
(a)    Amount of Employer Match. The Employer shall credit to the Employer Match Account of each Member who has elected to make an Elective Deferral pursuant to Section 3.1 above an amount determined in accordance with the following formula:
    (i)    an amount determined by applying the matching contribution provisions of the Retirement Savings Plan of Tyson Foods, Inc. (but without regard to any of the restrictive provisions applicable to that plan as a tax-qualified retirement plan, including, without limitation, Sections 401(a)(17), 401(k), 401(m) and 402(g) of the Code) to the deferrals made by the Member under the Plan for the period,
    (ii)    reduced by the maximum amount of matching contributions that could be allocated under the tax-qualified cash or deferred arrangement of the Employer on behalf of the Member for the same period.
(b)    Crediting the Employer Match. The contribution period for purposes of calculating and crediting the Employer Match shall be the Plan Year. The Plan may make a true-up contribution for Members who are employed on the last day of the Plan Year according to procedures established by the Committee.

Exhibit 10.12
3.3    Non-elective Contributions.
(a)    Non-elective Contributions to Member(s). An Employer may, in its discretion, make contributions to any Member’s Non-elective Contribution Account for one or more Plan Years, as determined in the sole discretion of the Employer. The amount of any contribution made on behalf of a Member pursuant to this Section 3.3(a) may be expressed as a percentage of the Member’s base salary rate as in effect on the date the amount is credited to the Member’s Non-elective Contribution Account in accordance with Section 3.3(c) below or in any other manner determined by the Employer. The amount of any contributions made pursuant to this Section 3.3(a) for any Plan Year may vary among Members and may be contributed on behalf of one or more Members and not others.
(b)    Non-elective Contributions to Designated Members.    Tyson Foods, Inc. shall make contributions to each Designated Member’s Non-elective Contribution Account for each pay period during Plan Years commencing on and after January 1, 2019 equal to four percent (4%) of the Designated Member’s Compensation payable for each such pay period during which a Designated Member is employed by an Employer.
(c)    Crediting Non-elective Contributions. Non-elective Contributions made pursuant to Section 3.3(a) shall be credited by the Employer to a Member’s Non-elective Contribution Account as of a date determined by the Committee in its sole discretion. Non-elective Contributions made pursuant to Section 3.3(b) shall be credited by Tyson Foods, Inc. to a Designated Member’s Non-elective Contribution Account as of the last day of the applicable pay period.
3.4    Timing of Elections. No election to defer a portion of a Member’s Compensation shall be made outside of an applicable Enrollment Period. In particular, no election to defer a portion of a Member’s Compensation (exclusive of any Annual Bonus) may be made later than the last day of the calendar year immediately preceding the Plan Year in which the Compensation will be earned. Notwithstanding the above, in the case of the first Plan Year in which an Eligible Employee becomes a Member, the Committee may, at its discretion, allow the Member to make an election to defer a portion of the Member’s Compensation that will be payable to him or her for that Plan Year (but only with respect to Compensation paid for services performed after the date of the election) within thirty (30) days after the date the Eligible Employee becomes a Member. Except in the case of the first Plan Year in which an Eligible Employee becomes a Member, no election to defer the portion of a Member’s Annual Bonus may be made later than six months prior to the last day of the performance period for which the Annual Bonus is payable and only then if the Member has provided services continuously to the Employer or an affiliate from the later of the beginning of the performance period or the date the corresponding performance criteria have been established and, provided further, that the amount of the Member’s Annual Bonus has not become readily ascertainable as of the date the election is made.

Exhibit 10.12
3.5    Irrevocability of Elections. All elections to defer Compensation under this Article 3 shall become irrevocable as of the last day of the applicable Enrollment Period and may only be made pursuant to an agreement between the Member and the Employer which shall be in such form and subject to such rules and limitations as the Committee may prescribe and shall specify the amount of the Compensation of the Member that the Member desires to defer.
3.6    Effect on Other Plans. The amount of contributions made on behalf of a Member under this Article 3 shall not be deemed to be earnings or compensation for the purpose of calculating the amount of a Member’s benefits or contributions under a retirement or deferral plan of an Employer or the basis or amount for any other benefit plan provided by an Employer, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Member’s total compensation when determining a Member’s benefit under any benefit plan established by an Employer, unless otherwise provided in such plan.
ARTICLE IV
Accounts and Earnings Credited
4.1     Accounts of Members. The Employer shall establish and maintain for each Member the subaccounts described in Section 1.1, in addition to such other subaccounts as otherwise necessary to reflect the terms of the Plan in effect prior to January 1, 1997. Each Account and subaccount shall be credited as required in Article III above and Section 4.4 below.
4.2    Hypothetical Investment of Accounts. Until such time as the Committee directs otherwise, each Member may direct the Committee to hypothetically invest his or her Account among one or more investment options designated by the Committee as the Member shall select by providing written notice to the Committee according to the procedures established by the Committee for that purpose.
(a)All investment directions, or changes in investment directions, of the Member’s Account shall be made in accordance with the procedures established by the Committee.
(b)An investment direction, once given, shall be deemed to be a continuing direction until changed as otherwise provided herein. If no direction is effective for the date a deferral or contribution is to be made, all deferrals or contributions which are to be made for such date shall be treated as invested in such investment option as the Committee may determine.
The Committee, in its discretion, may from time to time designate new investment options, substitute investment options, or eliminate any existing investment options.

Exhibit 10.12
4.3    Member Directions to Transfer Between Individual Funds. A Member may elect, according to the procedures established by the Committee, to transfer the hypothetical investment of his or her Account among various investment options designated by the Committee. An election under this Section 4.3 shall be effective as of the date that such directions are processed by the Committee in accordance with the procedures established for such purpose.
4.4    Earnings. The Member’s Account shall be credited or charged with the rate of return which would have been earned had the Member’s Account, or applicable portion thereof, been invested pursuant to the Member’s hypothetical investment elections among the designated investment options in accordance with procedures established by the Committee.
4.5    Miscellaneous. A Member’s Account shall cease to be credited with hypothetical investment returns as of the Valuation Date that the Account, or applicable portion thereof, is processed for distribution. A Member’s Account may be credited with such rate or rates of return in accordance with the most recent investment election properly and timely submitted by the Member to the Committee or its designee in accordance with such rules and procedures designated by the Committee.
ARTICLE V
Vesting
All Account and subaccount balances shall be fully vested at all times; provided, however, that: (a) Non-elective Contribution Accounts (other than Non-elective Contributions Account subaccounts maintained for Non-elective Contributions made pursuant to Section 3.3(b)); and (b) Pre-2005 Non-elective Contribution Accounts, and any subaccounts thereof, of any particular Member or categories of Members may be subject to such vesting schedule(s) as the Committee may determine from time to time and communicate to such Member(s). Notwithstanding the foregoing, Non-elective Contributions made pursuant to Section 3.3(b) shall be deemed vested only once credited to a Designated Member’s Non-elective Contribution Account pursuant to Section 3.3(c).
ARTICLE VI
Unforeseeable Emergency Payments
6.1    Unforeseeable Emergency Payments. Prior to the time that payments otherwise become due in accordance with the provisions of the Plan, the Committee may pay all or a portion of a Member’s Post-2004 Accounts (reduced by negative rates of return experienced); provided, however, that any such distribution shall be made only if it is demonstrated that an Unforeseeable Emergency exists and only to the extent necessary to relieve the financial hardship presented by the Unforeseeable Emergency. For the purposes of this Article 6, the Committee shall have the sole and absolute discretion, which shall be exercised in a nondiscriminatory and uniform manner, to determine if an Unforeseeable Emergency exists with respect to a Member.

Exhibit 10.12
6.2    Applicable Procedures. Unforeseeable Emergency payments shall be made to a Member only in accordance with such rules, policies, procedures, restrictions, and conditions as the Committee may from time to time adopt. Any distribution under this Article 6 must be limited to the amount reasonably necessary to satisfy the emergency need (including federal, state and local taxes and penalties that are reasonably anticipated to result from the distribution). Any determination of the acceptance or denial of a request for an Unforeseeable Emergency payment shall be made by the Committee as soon as practicable after the Member’s request is approved in accordance with rules applied in a uniform and nondiscriminatory manner. A payment under this Article 6 shall be made in a lump sum in cash to the Member and shall be charged against the Member’s Post-2004 Accounts as of the Valuation Date coinciding with or immediately following the date of the payment.
ARTICLE VII
Death Benefits
7.1    Death Prior to Commencement of Payment. If a Member dies before distributions have commenced, the Member’s Beneficiary shall be entitled to receive the full value of the Member’s Post-2004 Accounts. The Member’s Beneficiary shall be paid by default in annual installments over five (5) years with the first installment to be paid in the first January following the calendar year of death; provided, however, if the value of the Member’s aggregate Post-2004 Accounts (and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)) and the resulting distribution is less than the then applicable dollar limit under Section 402(g)(1)(B) of the Code, the Member’s Beneficiary will be paid in a lump sum in the January following the calendar year of death.
7.2    Death After Commencement of Payment. If a Member dies after distributions have commenced, but prior to the complete payment of the Member’s Post-2004 Accounts, the Member’s Beneficiary shall be entitled to receive the entire unpaid vested portion of the Member’s Post-2004 Accounts according to the Member’s distribution in effect at the time of death.
7.3    Payment to Successor Beneficiary. If, subsequent to the death of a Member, the Member’s Beneficiary dies while entitled to receive benefits under the Plan, the successor Beneficiary, if any, shall be entitled to receive benefits under the Plan. However, if no such successor Beneficiary is alive, the Member’s benefits under the Plan shall be paid in accordance with the designation of the Beneficiary. If no such designation is in effect, then the remaining death benefits shall be paid to the Beneficiary’s spouse, if any, and if the Beneficiary is not survived by a spouse, by the personal representative of the deceased Beneficiary’s estate.

Exhibit 10.12
ARTICLE VIII
Payment of Benefits
8.1    Distribution Events.
(a)    Employee Deferral Accounts, Employer Match Accounts, and Non-elective Contributions. During the applicable Enrollment Period including a Member’s initial deferral election and initial deferral elections for subsequent Plan Years, the Member may elect the manner in which amounts in his or her Employee Deferral Account and Employer Match Account and, if applicable, Non-elective Contribution Account for such Plan Year shall be paid. For each such Plan Year, a Member may elect during the applicable Enrollment Period to be paid such amounts at the time and in one of the following forms designated below:
(i)    in a lump sum in January of a specified calendar year (which is at least two (2) years following the Plan Year for which the election is made);
(ii)    in annual installments (not to exceed fifteen (15) years) commencing in January of a specified calendar year (which is at least two (2) years following the Plan Year for which the election is made);
(iii)    in a lump sum in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs;
(iv)    in annual installments (not to exceed fifteen (15) years) commencing in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs;
(v)    the earlier of (i) or (iii) above;
(vi)    the earlier of (ii) or (iv) above;
(vii)    the later of (i) or (iii) above; or
(viii)    the later of (ii) or (iv) above.
(b)    Single Payment Election Per Plan Year. While a Member may make separate time and form of payment elections with respect to amounts attributable to contributions made with respect to different Plan Years on his or her behalf, any such payment election shall apply on the same term and conditions to all such amounts, whether attributable to Elective Deferrals, Matching Contributions, and/or Non-elective Contributions, made with respect to any particular Plan Year.

Exhibit 10.12
(c)    Change in Time and Form of Payment Elections. A Member making an initial deferral election pertaining to the timing and form of payment of amounts held in his or her Post-2004 Accounts with respect to any Plan Year may elect to change a payment commencement date previously selected for amounts deferred in such Plan Year if (i) such redeferral election does not take effect until twelve (12) months following the date on which the redeferral election is made; (ii) the first payment with respect to which the redeferral is made is deferred for at least five (5) years from the date the payment would otherwise have commenced; and (iii) in the instance of a redeferral of a payment to be made at a fixed time or pursuant to a fixed schedule, the redeferral election does not occur less than twelve (12) months before the date of the first scheduled payment. If the applicable conditions in the immediately preceding sentence are not satisfied, the redeferral election will not be given effect. If the redeferral election affects an election with alternative payment events or is modified to provide for multiple payment events, each of the requirements in clauses (i), (ii) and (iii) of the immediately preceding sentence must be satisfied in order for the redeferral election to take effect.
(d)    General Payment Rules.
(i)    Cash or Cash Equivalent Payments. All payments under the Plan shall be in cash or cash equivalents.
(ii)    Default Time and Form of Payment Rule. If a Member fails to make a timely election pursuant to Section 8.1(a) for amounts so deferred with respect to any Plan Year, payment of amounts attributable to that Plan Year will be made in annual installments over five (5) years commencing in January of the later of the calendar year in which the Member’s Separation from Service occurs or the calendar year in which the Member attains age 62.
(iii)    Lump Sum Rule for Small Accounts. Notwithstanding anything to the contrary in this Article 8 (other than Section 8.1(d)(v)), if the aggregate value of the Member’s Post-2004 Accounts and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)) and the resulting distribution is less than the then applicable dollar limit under Section 402(g)(1)(B) of the Code, the distribution of the Accounts shall be made in a lump sum in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs.

Exhibit 10.12
(iv)    De Minimis Distributions. The Committee, in its discretion, may initiate a distribution in a lump sum of a Member’s Post-2004 Accounts if the aggregate amount credited thereto and the resulting distribution does not exceed, and has not exceeded for the immediately preceding two (2)-year period, the then applicable dollar limit under Section 402(g)(1)(B) of the Code and the distribution effects a termination and liquidation of the entirety of the Member’s interest in the Member’s Post-2004 Accounts and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)), provided that the Committee’s action is documented in writing no later than the date such distribution is made.
(v)    Delay in Payment to Certain Members. Notwithstanding anything to the contrary in this Article 8, if a Member is a “specified employee” within the meaning of Section 409A of the Code at the date of his or her Separation from Service, any payments otherwise due from such Member’s Post-2004 Accounts during the six-month period after the date of Separation from Service shall be deferred and such deferred amounts will be paid during the seventh month following such six-month anniversary to the extent required by Section 409A of the Code in the Employer’s discretion.
(vi)    Installment Payments. For purposes of this Section 8.1, annual installments means a series of amounts to be paid annually over a predetermined period of years in substantially equal periodic payments, except to the extent any increase in the amounts reflects reasonable earnings. Annual installments shall be treated as a single payment of purposes of Section 409A of the Code.
(vii)    Pre-2005 Accounts. Pre-2005 Accounts shall be paid in accordance with Appendix A.
8.2    Accelerated Payouts in the Event of 409A Violations. Notwithstanding any other provision of the Plan to the contrary, the Committee shall cause each Employer to make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.

Exhibit 10.12
8.3    Distributions During the Transition Period. Notwithstanding any other provision of the Plan to the contrary, the Committee may allow a Member to elect a form and time for the distribution of his or her Post-2004 Accounts different from the foregoing provisions of this Article 8 provided that: (a) the election is made on or before December 31, 2008; (b) the election satisfies the limitations on the nature of any such election as set forth in Section 3.02 of Revenue Procedure 2007-86, including the requirement that any such election shall only apply to amounts not otherwise payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008; and (c) any such Member’s election is irrevocably made in writing on or before December 31, 2008.
8.4    Deduction Limitation on Benefit Payments. Notwithstanding any other provision of the Plan, if an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Article shall continue to be credited with additional amounts in accordance with Section 4.4. The delayed amounts (and any amounts credited thereon) shall be distributed to the Member (or his or her Beneficiary) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.
8.5    Benefits Payable to Minors and Incompetents.
(a)    Whenever any person entitled to payments under the Plan shall be a minor or under other legal disability or in the sole judgment of the Committee otherwise shall be unable to apply such payments to his or her own best interest and advantage (as in the case of illness, whether mental or physical or where the person not under legal disability is unable to preserve his or her estate for his or her own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claim shall have been made therefor by an existing and duly appointed guardian, tutor, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:
(i)    directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;
(ii)    to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support; or

Exhibit 10.12
(iii)    to a recognized charity or governmental institution to be expended for the benefit of a person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.
(b)    The decision of the Committee will, in each case, be final and binding upon all persons and the Committee shall not be obliged to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligation of the Committee.
ARTICLE IX
Administration of the Plan
9.1    Operation of the Administration Committee. The Board of Directors or its delegate may add members or remove members from the Committee at any time, in its sole discretion. The Committee may designate in writing one or more persons who may act on behalf of the Committee and shall be entitled to rely upon the information furnished by such delegates. The Board of Directors or its delegate shall have the right to remove the Committee at any time by notice in writing. The Committee may resign at any time by written notice of resignation to the Board of Directors or its delegate. Upon removal or resignation of the Committee, or in the event of the dissolution of the Committee, the Board of Directors or its delegate shall appoint a successor. The Committee shall have the right to remove any person designated to act on behalf of the Committee at any time in notice by writing. Any such designee may resign at any time by written notice of resignation to the Committee. Upon removal or resignation of any such designee, the Committee may appoint a successor.
9.2    Indemnification of the Administration Committee. Tyson Foods, Inc. shall indemnify and hold harmless each person constituting the Committee, except those individuals who are not an employee of Tyson Foods, Inc. or an affiliate, if any, pursuant to the terms of a separate indemnification agreement entered into between Tyson Foods, Inc. and such person.
9.3    Duties and Powers of the Committee. The Committee has the full power and responsibility to administer the Plan, subject to the requirements of applicable law. The Committee shall have all power and authority reasonably necessary to administer the Plan, including, but not limited to:
(a) Directing payments under the Plan, to the extent not contrary to the terms of the Plan.
(b) Establishing and maintaining all Plan records.
(c) Establishing rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business.

Exhibit 10.12
(d) Interpreting and construing the terms of the Plan and any Plan policies and procedures, including resolving or clarifying any inconsistencies, ambiguities, or omissions in the Plan document or among and between the Plan document and any other related documents, all in its sole discretion.
(e) Determining, in its sole discretion, all questions arising in the administration, interpretation, and application of the Plan, including, but not limited to, factual determinations and questions concerning eligibility for benefits.
(f) Furnishing Members with statements under the Plan and receiving elections and designations in a form prescribed by the Committee.
(g) Delegating its responsibilities in writing, and removing any person to whom it has delegated responsibilities by notice in writing to such person.
(h) Employing persons to perform services and to render advice with respect to the administration of the Plan.
All determinations of the Committee shall be conclusive and binding on all parties and, in the event any such determination is subject to judicial review, it shall be overturned only if it is arbitrary and capricious.
9.4    Inalienability of Benefits. The right of any Member or Beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Member or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void. Notwithstanding the foregoing, all or a portion of a Member’s Post-2004 Account may be distributed to the spouse or a former spouse of the Member pursuant to the terms of a domestic relations order which creates or recognizes the existence of the spouse’s or former spouse’s right to, or assigns to the spouse or former spouse the right to, receive all or a portion of the Member’s Post-2004 Account. Subject to such additional rules as the Committee may prescribe from time to time, for purposes of this Section 9.4, the term “domestic relations order” means any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of alimony payments or marital property rights to the spouse or a former spouse of a Member, is made pursuant to a state domestic relations law (including a community property law) and does not provide for any form of payment different from those forms of payment permitted by the terms of the Plan; provided, however, that any such order may provide for the payment (or, if otherwise permitted, the commencement of payment) of the assigned portion of a Member’s Post-2004 Account immediately following a final determination by the Committee that the order qualifies as a domestic relations order within the meaning of this Section 9.4 and such additional rules promulgated by the Committee pursuant to the provisions of this Section 9.4.

Exhibit 10.12
9.5    Costs of the Plan. The costs of maintaining records and executing transfers under the Plan shall be paid by Tyson Foods, Inc., unless Tyson Foods, Inc. elects to apply such costs as a charge against Post-2004 Accounts.
9.6    Action by Tyson Foods, Inc. or Another Employer. Any action to be taken by Tyson Foods, Inc. or another Employer shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of an Employer the authority to take any such actions as may be specified in such resolution or written direction.
9.7    Appeals Committee. The Board of Directors shall appoint an Appeals Committee. The Appeals Committee shall be required to review claims for benefits payable that are initially denied by the Committee and for which the claimant requests a full and fair review pursuant to Plan Section 12.2(c). The Appeals Committee may not be the individual who made the initial adverse determination with respect to any claim they review and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Committee may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Board of Directors or their designee.
ARTICLE X
Amendment and Termination of the Plan
10.1    Amendment and Termination. Tyson Foods, Inc. or any successor thereto reserves the right by action of the Board of Directors or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Members or Beneficiaries of benefits already accrued under the Plan; provided, however, that Tyson Foods, Inc. (or its successor) shall have the right to amend the Plan in any respect to comply with the provisions of Section 409A of the Code and any guidance promulgated thereunder so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan, each Member’s Post-2004 Accounts shall be paid in due course in accordance with Articles VII and VIII, unless Tyson Foods, Inc. (or its successor) elects to have all Post-2004 Accounts paid in a lump sum after the Plan’s termination but only if Tyson Foods, Inc. (or its successor) determines that such payment of Post-2004 Accounts will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such event, payment shall be made at the earliest date permitted under such guidance on account of the event. No Employer other than Tyson Foods, Inc. (or its successor) shall have the right to so modify, amend or terminate the Plan.

Exhibit 10.12
10.2    Termination by Another Employer. Each Employer (other than Tyson Foods, Inc.) shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to Tyson Foods, Inc. Any termination by another such Employer shall not be a termination as to any other Employer. Any such termination shall not trigger payment of any affected Member’s Account unless Tyson Foods, Inc. (or its successor) affirmatively determines otherwise by action of its Board of Directors and, in such event, any effect on payments shall be subject to the limitations under Section 10.1.
10.3    Termination by Primary Sponsor. If the Plan is terminated by Tyson Foods, Inc. (or its successor) it shall terminate as to all Employers.
ARTICLE XI
Adoption of Plan by Affiliates
Any affiliate or other business entity related to Tyson Foods, Inc. by function or operation, if the affiliate or business entity is authorized to do so by written direction adopted by the Board of Directors of Tyson Foods, Inc. may adopt the Plan by action of the board of directors or other appropriate governing body of such affiliate or business entity. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting affiliate or business entity. The resolution shall state and define the effective date of the adoption of the Plan by that Employer.
ARTICLE XII
Miscellaneous Provisions
12.1    No Contract of Employment Intended. The granting of any right to an Employee, pursuant to this Plan, shall not constitute an agreement or understanding, express or implied, on the part of Tyson Foods, Inc. or any affiliate, to employ such employee for any specified period.
12.2    Claims Review Procedure.
(a)    Notice of Denial. If a Member or a Beneficiary is denied a claim for benefits under the Plan, the Committee shall provide to the claimant written notice of the denial within ninety (90) days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

Exhibit 10.12
(b)    Contents of Notice of Denial. If a Member or Beneficiary is denied a claim for benefits under a Plan, the Committee shall provide to such claimant written notice of the denial which shall set forth:
(i)    the specific reasons for the denial;
(ii)    specific references to the pertinent provisions of the Plan on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review.
(c)    Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:
(i)    request a full and fair review of the denial of the claim by written application to the Appeals Committee;
(ii)    request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;
(iii)    submit written comments, documents, records, and other information relating to the denied claim to the Appeals Committee; and
(iv)    a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Appeals Committee within sixty (60) days after receiving written notice of the denial.
(e)    Hearing. Upon receiving such written application for review, the Appeals Committee may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Appeals Committee received such written application for review.

Exhibit 10.12
(f)    Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.
(g)    Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
(h)    Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Appeals Committee shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Appeals Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Appeals Committee determines that the extension of time is required, the Appeals Committee shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Appeals Committee expects to render its decision on review. In the case of a decision adverse to the claimant, the Appeals Committee shall provide to the claimant written notice of the denial which shall include:
(i)    the specific reasons for the decision;
(ii)    specific references to the pertinent provisions of the Plan on which the decision is based;
(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iv)    a statement describing any available voluntary appeal procedures (if any) and of the claimant’s right to obtain information about such procedures as required by ERISA and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

Exhibit 10.12
(i)    Litigation. In light of the Plan’s substantial contacts with the State of Arkansas, any cause of action brought by any claimant involving eligibility for participation in or a claim for benefits under the Plan or otherwise implicating any other obligation of, or right asserted against, the Plan, the Committee, or any other party relating to the sponsorship and/or administration of the Plan shall be filed and conducted exclusively in the United States District Court for the Western District of Arkansas or any state court sitting within the jurisdictional boundary of the United States District Court for the Western District of Arkansas. By asserting rights under or with respect to the Plan, any such claimant:
(i) submits to the personal jurisdiction of the federal or state court described above as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, actions, or proceeding arising out of or relating to the assertion of such rights;
(ii) agrees that all claims in respect of such suit, action, or proceeding shall be brought, heard, and determined exclusively by such court(s);
(iii) agrees that the claimant shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts;
(iv) agrees not to bring any suit, action, or proceeding arising out of or relating to the assertion of any such rights in any other court; and
(v) expressly waives and agrees not to plead or to make any claim that any such suit, action, or proceeding is subject (in whole or in part) to a jury trial. Any claimant waives any defense of inconvenient forum to the maintenance of any suit, action, or proceeding brought in accordance with this provision.

Exhibit 10.12
A claimant is required to exhaust all administrative remedies under the Plan before bringing a cause of action in state or federal court. The claimant must file any suit or legal action (including, without limitation, a civil action under ERISA Section 502(a)) within 12 months of the date a final adverse benefit determination is issued. Notwithstanding the foregoing, any claimant that fails to engage in or exhaust the claims and review procedures must file any suit or legal action within 12 months of the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the claimant alleges they became entitled to the Plan benefits requested in the suit or legal action.) A claimant who fails to file such suit or legal action within the 12-month limitations period will lose any rights to bring any such suit or legal action thereafter. In any such suit or legal action, a claimant is prohibited from presenting any evidence not timely presented while exhausting all Plan administrative remedies.
12.3    Governing Law. The construction, validity, and operation of this Plan shall be governed by the laws of the State of Delaware, to the extent not preempted by applicable federal law.
12.4    Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular and the plural, and vice versa, where applicable.
12.5    Payment provided under the Plan. All payments provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it and any affiliate in funding Plan obligations, and any payment made to a Member or a Beneficiary from such trust shall relieve the Employer and affiliate from any further obligations under the Plan only to the extent of such payment.
12.6    Withholding.
(a)    From Non-Plan Sources. For each Plan Year in which a Member who is an Employee has amounts credited to his or her Post-2004 Accounts under the Plan, the Employer shall, to the extent applicable, withhold from that portion of the Member’s Compensation that is not being deferred in a manner determined by the Employer, the Member’s share, if any, of FICA and other employment taxes on such deferred compensation that the Employer is required to withhold. If insufficient cash wages are available or if the Member so desires, the Member may remit payment in cash for the withholding amounts.

Exhibit 10.12
(b)    From Accounts. Notwithstanding any other provision in this Plan to the contrary, payments under the Plan may be accelerated to pay, where applicable, the FICA tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to this Plan prior to the time such amounts are paid or made available to the Member and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 12.6(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made in the form of a payment directly to the applicable taxing authorities pursuant to the withholding provisions of applicable law.
12.7    Agents. In the administration of the Plan, the Committee may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative).
12.8    Annual Statement. The Committee shall provide or otherwise make available to each Member, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under the Plan.
12.9    Binding Effect. The Plan shall be binding upon the successors and assigns of each Employer
12.10    Severability. In case any provision of this Plan shall be invalid for any reason, said invalidity shall not affect the remaining parts hereof, but, to the extent practicable, this Plan shall be construed and enforced as if such invalid provision had never been inserted herein.
12.11    Several, Not Joint, Obligations. The obligations of each Employer under the Plan represent the obligations of that Employer and are not the obligations of any other Employer.
12.12    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and is unfunded and, with respect to Members who are Employees, is maintained by one or more Employers primarily for the purpose of providing deferred compensation for “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Section 409A of the Code and related Treasury guidance and regulations.

Exhibit 10.12
12.13    Unsecured General Creditor. Members and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
12.14    Integrated Plan. This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.
[Signature on the following page.]

Exhibit 10.12
IN WITNESS WHEREOF, Tyson Foods, Inc. has caused this indenture to be executed as of the date set forth below.
***
TYSON FOODS, INC.
By:.
Title:
Date:

Exhibit 10.12
APPENDIX A

The distribution of Pre-2005 Accounts shall be administered solely in accordance with the provisions of this Appendix A, as follows:
    1.    Pre-2005 Accounts. Amounts credited to a Member’s Pre-2005 Accounts shall be distributed to the Member or his or her Beneficiaries in such form and at such times as set forth below:
    (a)    Normal Distribution Rules. The following distribution rules apply to all Members, other than to the extent provided in 1(b) below.
(i)    If the aggregate sum of a Member’s Pre-2005 Accounts total $50,000 or less as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts shall be distributed to the Member in cash in a lump sum as soon as practicable following the termination of service.
(ii)    If the aggregate sum of a Member’s Pre-2005 Accounts total more than $50,000 as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts will be paid as follows:
    (1)    unless the Member timely elects another form of payment pursuant to Section 1(a)(ii)(2) below, the Member’s Pre-2005 Accounts shall be paid in annual installments over ten (10) years, with the first installment to be paid in January immediately following the later of the date the Member attains age 62 or terminates service; provided, however, if the Pre-2005 Accounts become payable by reason of the Member’s death prior to age 62, the Member’s Pre-2005 Accounts shall be paid in annual installments over ten (10) years, with the first installment to be paid in January following the calendar year in which the Member would have attained age 62. If the Member’s death occurs on or after attaining age 62 during a calendar year, the first installment shall be paid in January of the immediately following calendar year if the death occurred on or before May 31 and shall be paid in January of the second calendar year immediately following the Member’s death if the Member died on or after June 1; or
A-1

Exhibit 10.12
    (2)    in lieu of the default payment method described in Section 1(a)(ii)(1) above, a Member or Beneficiary who makes a timely election may elect one of the following alternate methods of payment:
(a)    biannual installment payments extending over a period of not more than fifteen (15) years, with the first installment commencing as of any January within the fifteen (15)-year period that commences with the later of the calendar year in which the Member attains age 62 or terminates service. Subject to the foregoing, the Member may designate the first installment date so long as all installment payments are made within the fifteen (15)-year period described by the first clause of this Section 1(a)(ii)(2)(a).
(b)    annual installment payments extending over a period of not more than fifteen (15) years, with the first installment commencing as of any January within the fifteen (15)-year period that commences with the later of the calendar year in which the Member attains age 62 or terminates service. Subject to the foregoing, the Member may designate the first installment date so long as all installment payments are made within the fifteen (15)-year period described by the first clause of this Section 1(a)(ii)(2)(b).
(c)    a lump sum payment of all or any portion of a Member’s Accounts, whether or not the Member is then in the service of the Employer, with the remainder payable under any provision of this Section 1, including this Section 1(a)(ii)(2)(c).
For purposes of this Section 1(a)(ii)(2), a Member will be deemed to have made a timely election only if the Member delivers an election to the Committee by June 30 of the Plan Year prior to the Plan Year the first payment would otherwise be made to the Member pursuant to Section 1(a)(ii)(1) and a Beneficiary will be deemed to have made a timely election only if the Beneficiary delivers an election to the Committee at least one year prior to the date the first payment would otherwise be made to the Beneficiary pursuant to Section 1(a)(ii)(1). The delivery of payment elections shall be subject to such additional rules and procedures as the Committee may prescribe.
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Exhibit 10.12
For purposes of this Section 1(a)(ii), the amount of any installment payment shall be determined by multiplying the Pre-2005 Account balance determined as of the date for processing the distribution by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Member.
(iii)    A Member or Beneficiary, whether or not the Member is then in the service of the Employer, may petition the Committee for the immediate payout of all or a portion of the Member’s Pre-2005 Accounts in a lump sum, which petition shall be granted or rejected at the sole discretion of the Committee. In ruling upon any such petition, the Committee shall consider: (x) any circumstances of financial hardship demonstrated by the Member or Beneficiary; (y) any benefit that may be derived by the Employer by making the distribution (other than the corresponding deduction that the Employer could claim by making the distribution); or (z) any combination of such circumstances. The Committee shall have the sole and absolute discretion to grant or deny any such petition consistent with the guidelines set forth herein.
(iv)    If, as of any Valuation Date, a Member's Pre-2005 Accounts total $5,000 or less and the Member has not had any Elective Deferrals credited to his or her Account for at least a two (2)-year period, the Committee may elect to effect an immediate distribution of the Member’s Pre-2005 Accounts in cash in a lump sum as soon as practicable following such Valuation Date.
(b)    Certain Grandfathered Distribution Rules Effective Prior to January 1, 2004. Distribution of Pre-2005 Accounts in pay status as of January 1, 2003 or that become payable at any time during the 2003 calendar year will continue during the 2003 calendar year in accordance with the distribution rules in effect under the provisions of the Plan in effect immediately prior to January 1, 2003 or, if the Member was previously a participant in the Retirement Income Plan of IBP, inc., pursuant to the rules in effect under that plan immediately prior to January 1, 2003 (the “Transitional Grandfathered Rules”). Notwithstanding the foregoing, the Committee, in its sole discretion, may extend the application of the Transitional Grandfathered Rules to the continued payment of the Pre-2005 Accounts of any Member who is otherwise subject to the provisions of this Section 1(b). In addition, if the aggregate sum of a Member’s Pre-2005 Accounts total $50,000 or less as of the first Valuation Date immediately following the Member’s termination of service for any reason, the Pre-2005 Accounts shall be distributed to the Member in cash in a lump sum as soon as practicable following the termination of service notwithstanding any provisions of the Transitional Grandfathered Rules to the contrary.
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